Exhibit 15

Letter Regarding Unaudited Interim Financial Information

The Board of Directors of

Cubic Energy, Inc.

We hereby acknowledge the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-162390, 333-120388, 333-136374, 333-140013, 333-132341) and Form S-8 (333-172426) of our report dated November 14, 2013, relating to the unaudited condensed balance sheet of Cubic Energy, Inc. as of September 30, 2013, and the related unaudited condensed statements of operations for the three month periods ended September 30, 2013 and 2012, and to the related unaudited statements of cash flows for the three month periods ended September 30, 2013 and 2012, included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

PHILIP VOGEL & CO., PC

Dallas, Texas

March 17, 2014